Exhibit 2

PRESS RELEASE

British American Tobacco Announces Pricing of Its Previously Announced Capped Debt Tender Offers

London, United Kingdom; August 14, 2023 – British American Tobacco p.l.c. (“BAT”) announces today the pricing of the previously announced capped debt tender offers (the “Tender Offers”) to purchase the debt securities listed in the table below (collectively, the “Securities”) by B.A.T Capital Corporation, a corporation incorporated in the State of Delaware (“BATCAP”), Reynolds American Inc., a corporation incorporated in the State of North Carolina (“RAI”) and B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF” and, together with BATCAP and RAI, the “Offerors”), wholly owned subsidiaries of BAT.

As of 5:00 p.m., New York City time, on August 11, 2023 (the “Early Tender Deadline”), as reported by Global Bondholder Services Corporation, the tender and information agent for the Tender Offers, the principal amounts of the Securities listed in the table below had been validly tendered and not validly withdrawn.

The following table sets forth certain pricing information for the Tender Offers, including the Total Consideration determined based on yields of the applicable Reference Securities at 10:00 a.m., New York City time, today:

Issuer of Security / Offeror	Title of Security	CUSIP/ISIN	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted	Pro-Ration Factor	Sub-Cap(4)	Acceptance Priority Level	Early Tender Premium	Reference Yield	Fixed Spread (basis points)	Total Consideration (2)(3)
			Pool 1 Notes – Offers subject to the Pool 1 Maximum Tender Amount (as described below)(1)
BATIF	7.250% Guaranteed Notes due 2024	XS0352062995	£500,000,000	£271,118,000	£271,118,000	N/A	N/A	1	£50	5.093%	45	£1,008.43
BATCAP	3.222% Notes due 2024	05526DAZ8/ US05526DAZ87	$2,500,000,000	$1,512,038,000	$635,000,000	42.011912%	N/A	2	$50	5.412%	25	$976.66
BATCAP	2.789% Notes due 2024	05526DBG9/ US05526DBG97	$1,000,000,000	$535,316,000	$0	N/A	N/A	3	$50	N/A	45	N/A
			Pool 2 Notes – Offers subject to the Pool 2 Maximum Tender Amount (as described below)(1)
BATIF	3.950% Notes due 2025	05530QAK6/ US05530QAK67 /G08820CH6/ USG08820CH69	$1,500,000,000	$497,867,000	$497,867,000	N/A	$700,000,000(4)	1	$50	4.956%	60	$972.35
BATCAP	2.125% Guaranteed Notes due 2025	XS1664647499	£450,000,000	£177,541,000	£150,000,000	81.971239%	£150,000,000(4)	2	£50	5.069%	115	£923.60
RAI	4.450% Notes due 2025	761713BG0/ US761713BG06	$2,500,000,000	$1,229,948,000	$468,000,000	38.02278%	N/A	3	$50	4.956%	60	$981.01
			Pool 3 Notes – Offers subject to the Pool 3 Maximum Tender Amount (as described below)(1)
BATIF	4.000% Guaranteed Notes due 2026	XS0969309847	£650,000,000	£361,451,000	£361,451,000	N/A	N/A	1	£50	4.816%	130	£940.18
BATCAP	3.215% Notes due 2026	05526DBJ3/ US05526DBJ37	$1,000,000,000	$565,540,000	$0	N/A	N/A	2	$50	N/A	65	N/A
			Pool 4 Notes – Offers subject to the Pool 4 Maximum Tender Amount (as described below)(1)
BATCAP	3.557% Notes due 2027	05526DBB0/ US05526DBB01	$3,500,000,000	$1,667,184,000	$1,227,000,000	73.66711%	$1,227,000,000(4)	1	$50	4.369%	100	$935.59
BATIF	1.250% Guaranteed Notes due 2027	XS1203859928	€800,000,000	€189,446,000	€155,000,000	79.177179%	€155,000,000(4)	2	€50	3.470%	25	€918.69

________________

(1)
The purchase price for Dollar Securities, Sterling Securities and Euro Securities will be paid in U.S. Dollars, Sterling and Euro, respectively. To determine whether the applicable Pool Maximum Tender Amount has been reached, we converted the applicable Aggregate Purchase Price payable with respect to the Sterling Securities and Euro Securities validly tendered into U.S. Dollars using the exchange rates of £1=$1.27035 and €1=$1.09620, respectively, as reported at 10:00 a.m., New York City time, on August 11, 2023, on the Bloomberg screen page “BFIX” under the heading “GBPUSD” and “EURUSD”, respectively. The sum of the Pool Maximum Tender Amounts represent the combined maximum Aggregate Purchase Price payable (excluding Accrued Interest) for the relevant series of Securities within the relevant Pool.

(2)	Per $1,000, £1,000 or €1,000, as applicable, principal amount of Securities validly tendered at or prior to the Early Tender Deadline and accepted for purchase.

(3)
For the avoidance of doubt, the Early Tender Premium is included within the Total Consideration (which, in the case of all Securities, was calculated using the Fixed Spread over the relevant Reference Yield as described herein), and is not in addition to the Total Consideration. In addition, Holders whose Securities are accepted for purchase will also receive Accrued Interest on such Securities.

(4)
Each Sub-Cap, as set out in Table I above, represents the maximum aggregate principal amount of Securities that shall be purchased by the applicable Offeror, subject to the applicable Pool Maximum Tender Amount.

The amount of each series of Securities within each Pool that is purchased in the Tender Offers on the Early Settlement Date (as defined below) has been determined in accordance with the acceptance priority levels specified in the table above (each, an “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level in each Pool and (i) 3 being the lowest Acceptance Priority Level in Pools 1 and 2 and (ii) 2 being the lowest Acceptance Priority Level in Pools 3 and 4, subject to the relevant Pool Maximum Tender Amount and any relevant Sub-Cap, each as increased as announced earlier today, and as described in more detail in the Offer to Purchase.

For each Pool, the Aggregate Purchase Price that the Offerors will pay in the Tender Offers is an amount that is sufficient to allow the Offerors to purchase (a) with respect to Pool 1, (x) the entire principal amount of 2024 BATIF Notes and (y) $635 million principal amount of 3.222% 2024 BATCAP Notes, in each case validly tendered and not validly withdrawn prior to the Early Tender Deadline (as so amended, the “Pool 1 Maximum Tender Amount”), (b) with respect to Pool 2, (x) the entire principal amount of 2025 BATIF Notes, (y) £150 million principal amount of 2025 BATCAP Notes and (z) $468 million principal amount of RAI Notes, in each case validly tendered and not validly withdrawn prior to the Early Tender Deadline (as so amended, the “Pool 2 Maximum Tender Amount”), (c) with respect to Pool 3, the entire principal amount of 2026 BATIF Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline (as so amended, the “Pool 3 Maximum Tender Amount”) and (d) with respect to Pool 4, (x) $1,227 million principal amount of 2027 BATCAP Notes and (y) €155 million principal amount of 2027 BATIF Notes, in each case validly tendered and not validly withdrawn prior to the Early Tender Deadline (as so amended, the “Pool 4 Maximum Tender Amount”).

The Tender Offers are being made upon and are subject to the terms and conditions set forth in the Offer to Purchase, dated July 31, 2023 (as amended by the press release issued by BAT earlier today, the “Offer to Purchase”). The Tender Offers will expire at 5:00 p.m., New York City time, on August 28, 2023, unless extended or earlier terminated (the “Expiration Date”). However, because the Aggregate Purchase Price of all series of Securities within each Pool validly tendered in the Tender Offers at or prior to the Early Tender Deadline exceeds the Pool Maximum Tender Amount for each Pool, the Offerors will not accept for purchase any Securities tendered after the Early Tender Deadline and at or prior to the Expiration Date. The Withdrawal Deadline was 5:00 p.m., New York City time, on August 11, 2023; therefore, Securities that have been validly tendered and not validly withdrawn may not be withdrawn unless otherwise required by applicable law.

The applicable Offerors plan to accept (a) with respect to Pool 1, (x) the entire principal amount of 2024 BATIF Notes and (y) $635 million principal amount of 3.222% 2024 BATCAP Notes using a proration factor of approximately 42.0% in accordance with the Offer to Purchase, in each case validly tendered and not validly withdrawn prior to the Early Tender Deadline, (b) with respect to Pool 2, (x) the entire principal amount of 2025 BATIF Notes, (y) £150 million principal amount of 2025 BATCAP Notes using a proration factor of approximately 82.0% in accordance with the Offer to Purchase and (z) $468 million principal amount of RAI Notes using a proration factor of approximately 38.0% in accordance with the Offer to Purchase, in each case validly tendered and not validly withdrawn prior to the Early Tender Deadline, (c) with respect to Pool 3, the entire principal amount of 2026 BATIF Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline and (d) with respect to Pool 4, (x) $1,227 million principal amount of 2027 BATCAP Notes using a proration factor of approximately 73.7% in accordance with the Offer to Purchase and (y) €155 million principal amount of 2027 BATIF Notes using a proration factor of approximately 79.2% in accordance with the Offer to Purchase, in each case validly tendered and not validly withdrawn prior to the Early Tender Deadline. Securities not accepted for purchase will be promptly returned or credited to the holder’s account.

Holders of Securities who validly tendered and did not validly withdraw their Securities at or prior to the Early Tender Deadline and whose Securities were accepted for purchase will receive the applicable Total Consideration, which already includes the applicable early tender premium specified in the table above (the “Early Tender Premium”).

In addition to the applicable Total Consideration, accrued and unpaid interest from and including the most recent interest payment date applicable to the relevant series of Securities up to, but not including, the Early Settlement Date will be paid in cash on all validly tendered Securities accepted for purchase.

Each Offeror’s obligation to accept for payment and pay for the Securities validly tendered in the Tender Offers is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase.

Securities that are accepted in the Tender Offers will be purchased by the applicable Offeror and retired and canceled and will no longer remain outstanding obligations of the applicable Offeror.

The settlement date for the Securities that have been validly tendered at or prior to the Early Tender Deadline and accepted for purchase is expected to be August 16, 2023 (the “Early Settlement Date”).

All capitalized terms which are used but not defined in this announcement shall have the meanings ascribed to them in the Offer to Purchase.

Deutsche Bank Securities Inc., Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC and Merrill Lynch International are acting as Dealer Managers in connection with the Tender Offers. The information and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available via the Tender Offer website at http://gbsc-usa.com/bat/ or by contacting the information and tender agent in New York at +1 (212) 430-3774 (banks and brokers) or +1 (855) 654-2015 (all others) or by email at contact@gbsc-usa.com. Questions regarding the Tender Offers should be directed to Deutsche Bank Securities Inc. at +1 (866) 627-0391 (U.S. Toll Free), Deutsche Bank AG, London Branch at +44 20 7545 8011, Goldman Sachs & Co. LLC at +44 207 774 4836 (Europe) or +1 (800) 828-3182 (U.S. Toll Free) or Merrill Lynch International at +44 207 996 5420 (Europe) or +1 (888) 292-0070 (U.S. Toll Free) or by email at DG.LM-EMEA@bofa.com.

This announcement is for informational purposed only and shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. Please see the Offer to Purchase for certain important information on offer restrictions applicable to the Tender Offers.

Forward-Looking Statements

Statements included in this announcement and the Offer to Purchase regarding the future expectations of BAT and its subsidiaries (the “BAT Group”), beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook,” “target” and similar expressions. These include statements regarding the BAT Group’s intentions, beliefs or current expectations concerning, amongst other things, the BAT Group’s results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the BAT Group operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable, but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the BAT Group’s New Categories strategy; adverse litigation and dispute outcomes and the effect of such outcomes on the BAT Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the BAT Group; direct and indirect adverse impacts associated with Climate Change and the move towards a Circular Economy; and Cyber Security caused by the heightened cyber-threat landscape, the increased digital interactions with consumers and changes to regulation; and risks related to other factors discussed or incorporated by reference in the Offer to Purchase, including in the section captioned “Risks and uncertainties” in the 2023 Half-Year Report and the sections captioned “Group Principal Risks” and “Group Risk Factors” in the 2022 Form 20-F.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements in this announcement reflect knowledge and information available at the date of the document and the BAT Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements. All subsequent written or oral forward-looking statements attributable to BAT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of the announcement.

United Kingdom

The communication of this announcement, the Offer to Purchase by the Offerors and any other documents or materials relating to the Tender Offers is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Offerors or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

Belgium

The Tender Offers do not constitute a public offering within the meaning of Articles 3, §1, 1° and 6, §1, of the Belgian Takeover Law. The Tender Offers are exclusively conducted under applicable private placement exemptions and has therefore not been, and will not be, notified to, and neither this Offer to Purchase nor any other document or material relating to the Tender Offers have been, or will be, approved by the Belgian Financial Services and Markets Authority (Autorité des Services et Marchés Financiers /Autoriteit voor Financiële Diensten en Markten). Accordingly, the Tender Offers, this Offer to Purchase, any memorandum, information circular, brochure or any similar documents relating to the Tender Offers may not be advertised, offered or distributed, directly or indirectly, to any person located and/or resident in Belgium other than to persons who qualify as “Qualified Investors” in the meaning of Article 2(e) of the Prospectus Regulation, as referred to in Article 6, §3 of the Belgian Takeover Law, and who is acting for its own account, or in other circumstances which do not constitute a public offering in Belgium pursuant to the Belgian Takeover Law. This Offer to Purchase has been issued only for the personal use of the above Qualified Investors and exclusively for the purpose of the Tender Offers. Accordingly, the information contained herein may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Tender Offers are not being made, directly or indirectly, to the public in France. Neither this Offer to Purchase nor any other documents or offering materials relating to the Tender Offers, has been or shall be distributed to the public in France and only (i) qualified investors (investisseurs qualifiés) acting for their own account, other than individuals, and/or (ii) legal entities whose total assets exceed €5 million, or whose annual turnover exceeds €5 million, or whose managed assets exceed €5 million or whose average annual headcount exceeds 50, acting for their own account, all as defined in, and in accordance with, Article 2(e) of the Prospectus Regulation and Articles L.341-2, L.411-2, D.341-1 and D.411-1 of the French Code monétaire et financier, are eligible to participate in the Tender Offers. This Offer to Purchase has not been submitted to the clearance procedures (visa) of the Autorité des marchés financiers.

Italy

None of the Tender Offers, this Offer to Purchase or any other documents or materials relating to the Tender Offers has been or will be submitted to the clearance procedure of the CONSOB, pursuant to applicable Italian laws and regulations.

The Tender Offers are being carried out in Italy as exempted offers pursuant to article 101-bis, paragraph 3-bis of the Financial Services Act and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Holders or beneficial owners of the Securities that are a resident of and/or located in Italy can tender the Securities for purchase through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of February 15, 2018, as amended, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations and with any requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities or the Tender Offers.

Enquiries:

British American Tobacco Media Centre
+44 (0) 20 7845 2888 (24 hours) | @BATPlc

Investor Relations
Victoria Buxton/Amy Chamberlain/John Harney/Jane Henderson
+44 20 7845 2012/1124/1263/1117